INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP NO. 34988N 104

NUMBER

FORZA X1

SHARES

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

FULLY PAID AND NON ASSESSABLE SHARES OF COMMON STOCK PAR VALUE $0.001 EACH OF

FORZA X1, INC., transferable on the books of the corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by an authorized representative of the Transfer Agent.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized Officers, certified with the seal of the Corporation.

Dated:

JOSEPH C. VISCONTI - EXECUTIVE CHAIRMAN

JAMES LEFFEW - PRESIDENT & CEO

SPECIMEN

FORZA X1, INC. CORPORATE Seal DELAWARE

Countersigned & Registered:

By ______ Authorized Signature - Direct Transfer Raleigh, NC • (919) 481-4000